UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 13, 2012

FairPoint Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32408	13-3725229
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

521 East Morehead Street, Suite 500, Charlotte, North Carolina		28202
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (704) 344-8150
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On November 13, 2012, FairPoint Communications, Inc. (the “Company”) and lenders holding in excess of 50% of loans and commitments entered into an amendment (the “Amendment”) to the Company's credit agreement, dated as of January 24, 2011 (the “Credit Agreement”), by and among the Company and FairPoint Logistics, Inc., as borrowers, Bank of America, N.A., as administrative agent, and the various financial institutions and parties thereto (the “Lenders”). The Amendment permits the Company to (i) enter into any written agreements to make any restricted dispositions of assets without prior approval of the Lenders (but not consummate such restricted dispositions until any necessary approval is obtained) and (ii) increases the amount of consideration that the Company may receive from the dispositions of assets in any fiscal year from $25.0 million and, depending on the Consolidated Total Leverage Ratio (as defined in the Credit Agreement), $50.0 million, to $125.0 million and $200.0 million, respectively. Consistent with the Credit Agreement as in effect prior to the Amendment, the Company continues to have the ability to (i) retain $5.0 million of net cash proceeds from dispositions of assets in any fiscal year and (ii) reinvest up to $20.0 million or, depending on the Consolidated Total Leverage Ratio, $45.0 million, of net cash proceeds (the “Reinvestment Limit”), from dispositions in any fiscal year, in each case in accordance with the Credit Agreement. Any net cash proceeds in excess of the Reinvestment Limit would be required to be applied immediately to prepay the term loan facility under the Credit Agreement at par.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

10.1
First Amendment to Credit Agreement, dated as of November 13, 2012, among FairPoint Communications, Inc., FairPoint Logistics, Inc., Bank of America, N.A., as administrative agent, and the lenders signatory thereto

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ Ajay Sabherwal
	Name:	Ajay Sabherwal
	Title:	Executive Vice President and Chief Financial Officer
Date: November 13, 2012